 Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of November 27, 2019 among

YUMA ENERGY, INC.,

YUMA EXPLORATION AND PRODUCTION COMPANY, INC.,
PYRAMID OIL LLC,

And

DAVIS PETROLEUM CORP.,
as Borrowers

YE INVESTMENT LLC,
as the Lender
And
Administrative Agent

 Schedules

Schedule 1.1(b)	Material Subsidiaries
Schedule 3.5(a)	Properties; Titles
Schedule 3.5(b)	Material Leases
Schedule 3.11	Insurance
Schedule 3.13	Subsidiaries; Equity Interests
Schedule 3.22	Maintenance of Properties
Schedule 3.23	Gas Imbalances
Schedule 3.24	Marketing Production
Schedule 3.26(a)	Location of Business and Offices
Schedule 3.26(b)	Subsidiary Locations of Business and Offices
Schedule 6.1	Existing Liens
Schedule 6.4	Permitted Investments
Schedule 6.9	Restrictive Agreements

 Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of November 27, 2019, among YUMA ENERGY, INC., a Delaware corporation (“Yuma Energy”), YUMA EXPLORATION AND PRODUCTION COMPANY, INC., a Delaware corporation (“Yuma E&P”), PYRAMID OIL LLC, a California limited liability company (“Pyramid”), and DAVIS PETROLEUM CORP., a Delaware corporation (“Davis”, and together with Yuma Energy, Yuma E&P and Pyramid, the “Borrowers”, and each a “Borrower”) and YE Investment LLC, a Delaware limited liability company (“YE” or the “Lender”), and as administrative agent (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENT

WHEREAS, YE acquired as of September 10, 2019 all of the outstanding Loans and other Obligations of the Borrowers (the “Purchased Loans”) under that certain Credit Agreement, dated as of October 26, 2016 (the “Original Credit Agreement”) by and among the lenders party thereto, Société Générale as administrative agent, and the Borrowers, as amended or modified by (A) the First Amendment to Credit Agreement and Borrowing Base Redetermination dated as of May 19, 2017, (B) the Second Amendment to Credit Agreement and Borrowing Base Redetermination dated as of May 8, 2018, (C) the Waiver and Third Amendment to Credit Agreement dated as of July 31, 2018, (D) the Limited Waiver dated as of August 30, 2018, in each case among the lenders party thereto, the Administrative Agent and the Borrowers, and (E) the Successor Agent and Issuing Bank Agreement dated as of September 10, 2019, and (F) the Loan Modification Agreement (the “Loan Modification Agreement”) between YE and the Borrowers dated September 30, 2019 (the agreements in (A) through (F), the “Default Documents”, and the Original Credit Agreement as so amended or modified by the Default Documents, the “Credit Agreement”);

WHEREAS, on September 30, 2019, YE and the Borrowers entered into the Loan Modification Agreement to, among other things, reduce the principal amount of the Purchased Loans to $1,400,0000;

WHEREAS, the Lender and the Borrowers desire to amend and restate the Credit Agreement and its related loan documents in the manner hereinafter set forth to, among other things, add an additional senior secured delayed draw term loan facility in the aggregate maximum principal amount of Two Million Dollars ($2,000,000), with drawdowns subject to Lender’s sole discretion, a maturity date of September 30, 2022, and an annual interest rate of ten percent (10%) payable monthly on Borrowings as set forth hereinafter.

Accordingly, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.1                                           Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” is defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Payment Contract” means any contract whereby any Loan Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Properties owned by any Loan Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of whether such Hydrocarbons are actually produced or actual delivery is required, or (b) grants an option or right of refusal to the purchaser to take delivery of such Hydrocarbons in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such Hydrocarbons when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such Hydrocarbons; provided that inclusion of the standard “take or pay” provisions in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affiliate” means, with respect to a specified Person at any time, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means collectively, the Administrative Agent and other agents subsequently named; and “Agent” shall mean either the Administrative Agent or such other agent, as the context requires.

“Agreement” means on any date, this Amended and Restated Credit Agreement as may from time to time be amended, restated, supplemented or otherwise modified and in effect on such date.

“Anti-Corruption Laws” is defined in Section 3.28.

“Anti-Terrorism Laws” is defined in Section 3.14.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, ordinance, rule, regulation, requirement, restriction, permit, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.

“Assigning Lender” is defined in Section 9.4(b).

“Availability Period” means the period on and from the Effective Date until the Delayed Draw Maturity Date.

“Base Rate,” when used in reference to interest on a Loan or Borrowing is ten percent (10%) per annum, except with respect to the principal amount of the Convertible Note, which shall be five percent (5%) per annum, and shall be payable on the respective Interest Payment Dates.

“Borrower” and “Borrowers” are defined in the preamble hereto.

“Borrowing” means Loans made, converted or continued on the same date.

“Borrowing Agent” means Yuma Energy.

“Borrowing Request” means a request by the Borrowing Agent, on behalf of any Borrower, for a Borrowing in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases that shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Borrower or any Subsidiary having a fair market value in excess of $500,000.

“Change in Control” means the occurrence of any of the following: (a) any Borrower other than Yuma Energy ceases to be a Wholly-Owned Subsidiary, directly or indirectly, of Yuma Energy, (b) the Yuma Energy Holders cease to beneficially own and control, directly or indirectly, at least 30% of the issued and outstanding shares of Yuma Energy Common Stock, (c) any Person or two or more Persons acting as a group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), other than the Lender and its Affiliates, who shall have acquired, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding Yuma Energy Common Stock on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) or (d) occupation of a majority of the seats (other than vacant seats) on the board of directors of Yuma Energy by Persons who were neither (i) directors on the Effective Date nor (ii) nominated or appointed by the board of directors of Yuma Energy.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Collateral” means any property of the Loan Party upon which a security interest in favor of the Administrative Agent for the benefit of the holders of Secured Obligations is purported to be granted pursuant to any Security Document.

“Commitment” means the commitment of the Lender to make the Purchased Loans up to an aggregate principal amount of One Million Four Hundred Thousand No/100 Dollars ($1,400,0000) and the Delayed Draw Term Loans, in the Lender’s sole discretion, up to an aggregate principal amount of Two Million Dollars ($2,000,000) (the “Delayed Term Loan Commitment”).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means one or more deposit account control agreements or securities account control agreements (or similar agreement), as applicable, in form and substance reasonably satisfactory to the Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the relevant financial institution with whom such account is maintained. Such agreement shall provide a first priority perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, in the applicable Loan Party’s deposit account and/or securities account (in each case, other than an Excluded Account).

 “Controlled Account” means each deposit account and securities account that is subject to a Control Agreement.

“Convertible Loans” is defined in Section 2.11.

“Convertible Note” is defined in Section 2.11.

“Credit Agreement” is defined in the Preliminary Statement hereto.

“Credit Exposure” means the aggregate principal amount at such time of Lender’s outstanding Loans.

“Davis” is defined in the preamble hereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions.

“Default” means any event or condition that constitutes an Event of Default or that with notice, lapse of time or both would become an Event of Default.

“Delayed Draw Maturity Date” means September 30, 2022 with respect to the Delayed Draw Term Loan, or any earlier date on which the Commitments are terminated pursuant to the terms hereof.

“Delayed Draw Term Loan” is defined in Section 2.1(a).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in the SEC filings of Yuma Energy, Inc.

“Disposition,” with respect to any property, means any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” have meanings correlative thereto.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash or other Property or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one (1) year after the Maturity Date. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrowers and their Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Dollars” or “$” refers to lawful money of the United States of America.

“DPAC” means Davis Petroleum Acquisition Corp., a Delaware corporation.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

“Environmental Laws” means all Applicable Law relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, including the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of a Loan Party is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” that is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

 “ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the IRC or, solely for purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the determination that any Pension Plan is considered an at-risk plan or that any Multiemployer Plan is endangered or is in critical status within the meaning of Sections 430, 431 or 432 of the IRC or Sections 303, 304 or 305 of ERISA, as applicable; (c) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums not yet due; (d) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan or the occurrence of any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (e) the appointment of a trustee to administer any Pension Plan; (f) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the cessation of operations by any Borrower or any ERISA Affiliate that would be treated as a withdrawal from a Pension Plan under Section 4062(e) of ERISA; (g) the partial or complete withdrawal by any Borrower or any ERISA Affiliate from any Multiemployer Plan or a notification that a Multiemployer Plan is insolvent; or (h) the taking of any action to terminate any Pension Plan under Section 4041 or 4041A of ERISA.

“Events of Default” is defined in Section 7.1.

“Excluded Accounts” means depository accounts that are used solely for one or more of the following purposes: (i) making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) paying Taxes, including sales taxes, or (iii) as escrow accounts or as fiduciary or trust accounts for the benefit of Persons other than any Borrower or its Subsidiaries; provided that in no event shall any of the principal operating, revenue or collection accounts of any Borrower or any Subsidiary constitute an Excluded Account.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in such Loan or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.8(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Order” is defined in Section 3.29.

“Facility” means the Commitments and the extensions of credit made thereunder.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations or official IRS interpretation thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC and any intergovernmental agreement entered into in connection with the implementation of such Sections.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrowing Agent.

“Foreign Official” is defined in Section 3.28.

“FRB” means the Board of Governors of the Federal Reserve System of the United States of America.

“Funding Rules” means the requirements relating to the minimum required contributions (including any installment payments) to Pension Plans and Multiemployer Plans, as applicable, and set forth in Sections 412, 430, 431, 432 and 436 of the IRC and Sections 302, 303, 304 and 305 of ERISA.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” shall mean any action, order, authorization, consent, approval, right, franchise, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority.

“Governmental Authority” means the government of the United States of America or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement executed by the Borrowers and the Guarantors in favor of the Administrative Agent for the benefit of the holders of Secured Obligations substantially in the form as existing on the Effective Date.

“Guarantor” means (a) each Material Subsidiary of Yuma Energy other than any Borrower and (b) each Subsidiary that guarantees the Indebtedness pursuant to Section 5.16.

“Hazardous Materials” means all toxic, corrosive, flammable, explosive, carcinogenic, mutagenic, infectious or radioactive substances or wastes and all other hazardous or toxic substances, wastes or other pollutants, including petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of any Borrower and/or the Subsidiaries as the context requires.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not more than seventy-five (75) days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but if such Indebtedness has not been assumed, limited to the lesser of the amount of such Indebtedness and the fair market value of the property securing such Indebtedness), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness of others; (l) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more Advance Payments, other than gas balancing arrangements in the ordinary course of business (but only to the extent of such Advance Payments); (m) obligations under “take or pay” or similar agreements (other than obligations under firm transportation or drilling contracts); and (n) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Notwithstanding the preceding, “Indebtedness” of a Person shall not include:

(1) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalent Investments (in any amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens; and

(2) any obligation of such Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Party under the Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 9.3(b).

“Information” is defined in Section 9.12(j).

“Initial Reserve Report” means that certain reserve report relating to the Oil and Gas Properties of the Borrowers and their Subsidiaries as of December 31, 2018, prepared by Netherland, Sewell and Associates, Inc.

“Interest Expense” means, for any period, the sum (determined without duplication) of the gross interest expense of Yuma Energy and its Subsidiaries for such period calculated in accordance with GAAP, and including in any event: (a) amortization of debt discount to the extent included in interest expense under GAAP, (b) capitalized interest, (c) the portion of any payments or accruals under Capital Leases allocable to interest expense to the extent included in interest expense under GAAP, and (d) dividends and interest, if any, paid by Yuma Energy (whether or not in cash, but excluding Equity Interests other than Disqualified Equity Interests) in connection with any preferred stock or other preferred equity interest of Yuma Energy, minus the portion of any payments or accruals under Synthetic Leases allocable to interest expense.

“Interest Payment Dates” means, (a) with respect to the Purchased Loans, December 31, 2019 (for the period from September 30, 2019 to December 31, 2019) and the last day of each calendar month thereafter, and (b) with respect to the Delayed Draw Term Loans, the last day of the calendar month.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect deposit with, advance, loan or other extension of credit (including by way of Guarantee or similar arrangement (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) an amount committed to be advanced, loaned or extended to such Person) or capital contribution to (by means of any transfer of cash or other Property or any payment for Property or services for the account or use of others), or assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or any purchase or acquisition of Equity Interests, evidences of Indebtedness or other securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law) of, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and any purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit; provided that the endorsement of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If any Borrower or any Subsidiary sells or otherwise Disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or Disposition, such Person is no longer a Subsidiary, such Borrower will be deemed to have made an Investment on the date of any such sale or Disposition equal to the fair market value of such Borrower’s Investments in such Subsidiary that were not sold or Disposed of. The acquisition by any Borrower or any Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by such Borrower or such Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to the subsequent changes in value.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement in form and substance satisfactory to the Administrative Agent.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or Permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U, and X, that is applicable to such Person.

“Lender” means YE Investment LLC, a Delaware limited liability company, and any other Person that shall have become a party hereto as the Lender pursuant to an assignment and assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such assets, (c) production payments and the like payable out of Oil and Gas Properties and (d) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“Loan Document” means this Agreement, the Security Documents, the Assignment Agreement, the Notes and any other documents entered into in connection herewith.

“Loan Modification Agreement” is defined in the Preliminary Statement hereto.

“Loan Party” means each Borrower and each Guarantor.

“Loans” means the loans made by the Lender to a Borrower pursuant to this Agreement, including the Purchased Loans and the Delayed Draw Term Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of any Borrower or the Borrowers and the Subsidiaries taken as a whole, (b) the ability of the Loan Party to perform any of its obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights of or benefits or remedies available to the Administrative Agent and the Lender under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of any one or more of each Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000.

“Material Subsidiary” means, at any time, (i) each Subsidiary of Yuma Energy that represents (or to which is attributable) (a) 5% or more of Yuma Energy’s EBITDAX, (b) 5% or more of the Yuma Energy’s consolidated total assets or (c) 5% or more of Yuma Energy’s consolidated total revenues, in each case, as determined at the end of the most recent fiscal quarter of Yuma Energy based on the financial statements of Yuma Energy delivered pursuant to Sections 5.1(a) and (b) and (ii) any Subsidiary of Yuma Energy designated by notice in writing given by Yuma Energy to the Administrative Agent to be a “Material Subsidiary”; provided that any such Subsidiary so designated as a “Material Subsidiary” shall at all times thereafter remain a Material Subsidiary for the purposes of this Agreement unless otherwise agreed to by the Borrowing Agent and the Lender or unless such Material Subsidiary ceases to be a Subsidiary in a transaction not prohibited hereunder. Schedule 1.1(b) contains a list of all Material Subsidiaries as of the Effective Date.

“Maturity Date” means December 31, 2022, or any earlier date on which the Commitments are terminated pursuant to the terms hereof.

“Mortgage” means a mortgage or deed of trust made by the Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the holders of Secured Obligations, substantially in the form as delivered on or before the Effective Date under Sections 4.1(b)(ii) and (xi), with such changes thereto acceptable to the Administrative Agent as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded.

“Mortgaged Property” means any Property owned by any Borrower or any Guarantor that is subject to the Liens existing and to exist under the terms of any Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate contributes, is obligated to contribute, or has any liability.

“New Lender” is defined in Section 9.4(b).

“Note” is defined in Section 2.2(ii).

“NYSE American” means the NYSE American LLC.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Loan Party arising under the Loan Document, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) that may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrowers and/or the Subsidiaries as the context requires.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Loan Document.

“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments or other governmental charges or levies that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d) contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, development agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business in each case, (i) that are customary in the oil, gas and mineral production business, and (ii) that are entered into by any Borrower or any Subsidiary in the ordinary course of business; provided, that, in any event, (x) such Liens secure amounts that are not yet due or are being diligently contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (y) such Liens are limited to the assets that are the subject of such agreements, and (z) such Liens shall not be in favor of any Person that is an Affiliate of a Loan Party;

(e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the FRB and no such deposit account is intended by any Borrower or any of the Subsidiaries to provide collateral to the depository institution;

(f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case incurred in the ordinary course of business;

(h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and

(i) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by any Borrower or any Subsidiaries in the ordinary course of its business and covering only the Property under lease;

provided, further that (1) Liens described in clauses (a) through (e) shall remain “Permitted Encumbrances” only for so long as no action to enforce such Lien has been commenced, (2) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lender is to be hereby implied or expressed by the permitted existence of any Permitted Encumbrance, and (3) the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including a Pension Plan, maintained by, contributed to by or required to be contributed to by the Loan Party or with respect to which the Loan Party may have any liability.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Purchased Loans” is defined in the Preliminary Statement hereto.

“PV-10 Value” shall mean, as of any date of determination, with respect to the Borrowers and their Subsidiaries, the present value of estimated future revenues less severance and ad valorem taxes, operating, gathering, transportation and marketing expenses and capital expenditures from the production of “proved” Oil and Gas Properties of the Borrowers and their Subsidiaries as set forth in the most recent Reserve Report delivered pursuant hereto, calculated in accordance with the SEC guidelines and using the Five-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), with such price held flat for each subsequent year, quoted on the New York Mercantile Exchange (or its successor) on such date of determination, adjusted for any basis differential, quality and gravity, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

“Pyramid” is defined in the preamble.

“Recipient” means (a) the Administrative Agent, and (b) the Lender, as applicable.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.

“Regulation U” means Regulation U of FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reserve Report” means the Initial Reserve Report and a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st thereafter, the oil and gas reserves attributable to the Oil and Gas Properties of the Borrowers and the Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirements at the time.

“Resignation Effective Date” is defined in Section 8.6(a).

“Responsible Officer” means the chief executive officer, chief operating officer, president or Financial Officer of the Borrowers.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property other than dividends payable solely in Equity Interests of such Person) with respect to any Equity Interests in any Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, Redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in any Borrower or any of its Subsidiaries.

“Restructuring Agreement” means the Restructuring and Exchange Agreement dated as of September 30, 2019 and as such agreement may be amended from time to time, by and among Yuma Energy, Yuma E&P, Pyramid, Davis, Red Mountain Capital Partners, LLC, RMCP PIV DPC, LP, RMCP PIV DPC II, LP, and YE.

“Sanctions” means economic or financial sanctions, trade embargoes or similar measures enacted, administered or enforced by any of the following (or by any agency of any of the following): (a) the United Nations; (b) the United States of America; (c) the United Kingdom; or (d) the European Union or any present or future member state thereof.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means, collectively, the Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Secured Parties” means the Administrative Agent and the Lender.

“Security Documents” means the Guarantee and Collateral Agreement, the Mortgages, each Control Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Secured Obligations.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Yuma Energy and its Subsidiaries as of that date determined in accordance with GAAP.

“Subsidiary” means, with respect to any Person at any time, any other Person the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by such Person or (b) that is, as of such date, otherwise Controlled by such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall refer to a Subsidiary of Yuma Energy.

“Subsidiary Guarantor” means any Subsidiary that guarantees the Secured Obligations (including pursuant to Section 4.1 and Section 5.16).

“Synthetic Lease” means, as to any Person, any lease (including a lease that may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the Property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

 “Termination Date” means the first date on or before which all Obligations (other than contingent indemnification obligations for which no claim has been asserted have been indefeasibly paid in full in cash and all Commitments shall have terminated.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof, the grant by the Loan Party of the Liens granted by it pursuant to the Loan Documents to which it is a party, and the perfection or maintenance of the Liens created under the Loan Documents to which it is a party.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Wholly-Owned Subsidiary” means (a) any Subsidiary of which all of the outstanding Equity Interests, on a fully-diluted basis, are owned by a Borrower or one or more of the Wholly- Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries or (b) if permitted by this Agreement, any Subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction, provided that a Borrower, directly or indirectly, owns the remaining Equity Interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly-Owned Subsidiary of a Borrower.

“Withholding Agent” means the Loan Party and the Administrative Agent.

“YE” is defined in the preamble hereto.

“Yuma E&P” is defined in the preamble hereto.

“Yuma Energy” is defined in the preamble hereto.

“Yuma Energy Common Stock” means the common stock, $0.001 par value per share, of Yuma Energy.

“Yuma Energy Holders” means Red Mountain Capital Partners LLC, and Sankaty Davis LLC, and each of their Affiliates.

SECTION 1.2                                [Reserved].

SECTION 1.3                                Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.4                                Accounting Terms and Determinations; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowing Agent notifies the Administrative Agent that the Borrowing Agent, on behalf of any Borrower, requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowing Agent that the Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.5                                Oil and Gas Definitions. For purposes of this Agreement and the other Loan Documents, the terms “proved reserves,” “proved developed reserves,” “proved undeveloped reserves,” “proved developed nonproducing reserves” and “proved developed producing reserves,” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

SECTION 1.6                                Time of Day. Unless otherwise specified, all references herein to time of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.7                                           Amendment and Restatement; Allocation of Loans at the Effective Date.

(a) The parties hereto agree that on the Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:

(i) the Credit Agreement shall be amended and restated in its entirety in the form of this Agreement;

(ii) the Loans shall serve to extend, renew, rearrange and continue, but not to extinguish or novate, the Purchased Loans;

(iii) the Liens in favor of Administrative Agent securing payment of the Purchased Loans and certain other obligations shall remain in full force and effect with respect to the Secured Obligations and are hereby reaffirmed in accordance with the Security Documents; and

(iv) the parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the Purchased Loans and other existing obligations under the Credit Agreement and that the Purchased Loans and other existing obligations and loans under the Credit Agreement, are in all respects continued and outstanding as Obligations under this Agreement with only the terms being modified from and after the Effective Date as provided in this Agreement and the other Loan Documents.

(b) To facilitate the allocation described in Section 1.7(a), on the Effective Date, the Lender shall be deemed to have funded, in accordance with the requirements of Section 2.5, its Loan to the extent of its Purchased Loans and shall not be required to wire transfer funds in such amounts as provided in such Section.

ARTICLE II

The Credits

SECTION 2.1                                Commitments.

(a)           Purchased Loans. The Purchased Loans shall remain outstanding under this Agreement and shall remain subject to the terms and conditions of this Agreement. Any principal amount of the Purchased Loans that is repaid or prepaid may not be reborrowed.

(b)           Delayed Draw Term Loan. Subject to the terms and conditions set forth herein, the Lender may, in its sole discretion, make loans (each a “Delayed Draw Term Loan” and collectively, the “Delayed Draw Term Loans”) to the Borrowers from time to time during the Availability Period in an aggregate principal amount not to exceed the undrawn portion of the Delayed Term Loan Commitment. The aggregate principal amount of the Delayed Draw Term Loans (based on initial principal amount) shall not exceed the Delayed Term Loan Commitment. The Delayed Term Loan Commitment shall (x) automatically be reduced to the extent that the Lender makes a Delayed Draw Term Loan to the Borrowers, and (y) automatically and permanently be reduced to zero on the Delayed Draw Maturity Date. Any principal amount of the Delayed Draw Term Loans that is repaid or prepaid may not be reborrowed.

 (c)           Lender’s Discretion. The Borrowers acknowledge and agree that, notwithstanding any other provision of this Agreement, the Delayed Draw Term Loans, if any are made, shall be made at the Lender’s sole and absolute discretion. The Lender may decline to make any Delayed Draw Term Loan requested by the Borrowers pursuant to any request for a Borrowing pursuant to Section 2.3 or otherwise, without regard to any then unused Commitments, at any time and for any reason without any prior notice to the Borrowers or the Borrowing Agent.

SECTION 2.2                                Note. Each Loan shall be evidenced by a Promissory Note in the form attached hereto as Exhibit A (the “Note”), or as otherwise agreed between YE and the Borrowers, as the Borrowing Agent may request in accordance with this Agreement.

SECTION 2.3                                Requests for Borrowings. To request a Borrowing, the Borrowing Agent shall notify the Administrative Agent of such request by telephone not later than 11:00 a.m. one (1) Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or (if arrangements for doing so have been approved by the Administrative Agent) electronic communication to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrowing Agent. Each such telephonic and written Borrowing Request shall specify the following information:

(A) the aggregate amount of the requested Borrowing;

(B) the date of such Borrowing, which shall be a Business Day;

(C) the amount of the then unused Commitments, the current total Credit Exposure (without regard to the requested Borrowing) and the pro forma total Credit Exposure (giving effect to the requested Borrowing); and

(D) the location and number of the appropriate Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise the Lender of the details thereof and of the amount of the Lender’s Loan to be made (in Lender’s sole discretion) as part of the requested Borrowing. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Credit Exposure to exceed the total Commitment.

SECTION 2.4                                           [Reserved].

SECTION 2.5                                           Funding of Borrowings. The Lender shall make each Loan to be made by it in its sole discretion hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lender. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the Borrowing Agent maintained with the Administrative Agent and designated by the Borrowing Agent in the applicable Borrowing Request.

SECTION 2.6                                Repayment of Loans; Interest; Evidence of Debt.

(a)           Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lender the then-unpaid principal amount of each Loan on the Maturity Date or Delayed Draw Maturity Date, as applicable, and interest within three (3) Business Days of each applicable Interest Payment Date.

(b) The Lender shall maintain an account or accounts evidencing the Indebtedness of the Borrowers to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(c) The Loans shall bear interest at the Base Rate.

SECTION 2.7                                           Prepayment of Loan.

(a) Optional Prepayments. The Borrowing Agent, on behalf of each Borrower, shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with clause (b) of this Section 2.7, provided that, upon any such prepayment of any principal of any Note other than the Purchased Loans, Lender shall be entitled to a prepayment penalty of ten percent (10%) of the principal amount prepaid. Borrowers agree that all loan fees and other prepaid finance charges are earned fully as of the date of any Loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.

(b) Notice and Terms of Optional Prepayment. The Borrowing Agent shall notify the Administrative Agent by telephone (confirmed by telecopy or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication) of any prepayment hereunder, not later than 11:00 a.m. one (1) Business Day before the date of prepayment. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lender of the contents thereof.

SECTION 2.8                                           Taxes.

(a) Lender; FATCA. For purposes of this Section 2.8, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under the Loan Documents shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.8), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. Each Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. Each Borrower hereby indemnifies each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or the Lender, the Borrowers shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority, provided that neither the Administrative Agent nor the Lender shall be under any obligation to provide any such notice to any Borrower. A certificate as to the amount of such payment or liability delivered to the Borrowing Agent by the Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of the Lender, shall be conclusive absent manifest error. Each Borrower hereby indemnifies the Administrative Agent, and shall make payment in respect thereof, within ten days after demand therefor, for any amount that the Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by Section 2.8(e). The Lender shall indemnify each Borrower, and shall make payment in respect thereof, within ten days after demand therefore, for any amount that any Borrower is required to pay to the Administrative Agent pursuant to the immediately preceding sentence.

(e) Indemnification by the Lender. The Lender shall indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to the Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), and (ii) any Excluded Taxes attributable to the Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lender by the Administrative Agent shall be conclusive absent manifest error. The Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to the Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.8, the Borrowing Agent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of the Lender.

(i)           If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Loan Document, it shall deliver to the Borrowing Agent and the Administrative Agent, at the time or times reasonably requested by the Borrowing Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowing Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrowing Agent or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowing Agent or the Administrative Agent as will enable the Borrowing Agent or the Administrative Agent to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)           Without limiting the generality of the foregoing, the Lender shall deliver to the Borrowing Agent and the Administrative Agent on or prior to the date on which the Lender becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax.

(h) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of any Recipient, or have any obligation to pay to any Recipient, any refund of Taxes withheld or deducted from funds paid for the account of such Recipient, as the case may be. If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will a Recipient be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each Party’s obligations under this Section 2.8 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(j) Updates. The Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.8 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowing Agent and the Administrative Agent in writing of its legal inability to do so.

SECTION 2.9                                Disposition of Proceeds of Production. The Security Documents contain an assignment by each Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lender of all of each Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto that may be produced from or allocated to the Mortgaged Property. The Mortgages further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Mortgages, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lender agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lender, but the Lender will instead permit such proceeds to be paid to the Borrowers and their respective Subsidiaries and (b) the Lender hereby authorizes the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to such Borrower and/or such Subsidiaries.

SECTION 2.10                                Payments Generally. (i) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or otherwise), directly to the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

SECTION 2.11                                Exchange of Purchased Loans. Subject to approval of the stockholders of Yuma Energy if required by the NYSE American for issuances of Yuma Energy Common Stock, at any time after the date hereof until the Purchased Loans are no longer outstanding, at the sole option of the Lender, the Lender may exchange the Purchased Loans into Loans that may, at the sole option of the Lender, be converted into Yuma Energy Common Stock (the “Convertible Loans”) at the conversion price, and in accordance with the terms and conditions, set forth in the promissory note evidencing the Convertible Loans (the “Convertible Note”). The Convertible Note shall constitute a “Loan Document” and all obligations of the Borrowers under the Convertible Note shall constitute “Secured Obligations” under this Agreement and the Guarantee and Collateral Agreement. In the event the Purchased Loans have not been exchanged pursuant to this Section 2.10 prior to the Maturity Date, the Company shall make full cash repayment of the outstanding Purchased Loans in accordance with Section 2.6.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Administrative Agent, the Lender that:

SECTION 3.1                                           Organization; Powers. Each Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.2                                Authorization; Enforceability. The Transactions are within the powers of each Loan Party and have been duly authorized by all necessary action. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.3                                Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Documents as required by this Agreement and (ii) those third party approvals or consents that, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any Applicable Law or the Organization Documents of any Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by any Borrower or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or any Subsidiary (except for Liens under the Security Documents).

SECTION 3.4                                Financial Condition.

(a)           Yuma Energy has heretofore furnished to the Lender its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2018, and (ii) as of and for the fiscal quarters and the portion of the fiscal year ending December 31, 2019. Such financial statements present fairly in all material respects the financial position and results of operations and cash flows of Yuma Energy, Inc., and its respective consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No Borrower or any Subsidiary has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the financial statements referred to in Section 3.4(a) or in the notes thereto.

SECTION 3.5                                           Properties; Titles, Etc.

(a) Except (i) for the Oil and Gas Properties disposed of since the delivery of the most recently delivered Reserve Report or as set forth on Schedule 3.5(a), (ii) leases that have expired in accordance with their terms, and (iii) properties with title defects disclosed in writing to the Administrative Agent: (y) each Borrower and their respective Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 6.1 and (z) after giving full effect to the Permitted Encumbrances, any Borrower or the Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and, except as otherwise provided by statute, law, regulation or the standard and customary provisions of any applicable joint operating agreement, the ownership of such Properties shall not in any material respect obligate such Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Borrower’s or such Subsidiary’s net revenue interest in such Property.

(b) All material leases of Borrowers are set forth in Schedule 3.5(b) and agreements necessary for the conduct of the business of each Borrower and its respective Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance that with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, that could reasonably be expected to result in a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by each Borrower and its respective Subsidiaries including all easements and rights of way, include all rights and Properties necessary to permit such Borrower and its respective Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d) All of the Properties of the Borrowers and their respective Subsidiaries (other than the Oil and Gas Properties, which are addressed in Section 3.22) that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e) Each of the Borrowers and their respective Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, domain names and other intellectual Property material to its business, and the use thereof by such Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Borrower and its respective Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.6                                           Litigation and Environmental Matters.

(a) Except for Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowing Agent, threatened against or affecting any Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, with respect to any real property owned or leased by any Borrower or any of its Subsidiaries, (i) there has been no release of Hazardous Materials at, from, or to the real property, including the soils, surface waters, or ground waters thereof, and (ii) there are no conditions at the real property that, with the passage of time, or giving of notice, or both, would be reasonably likely to result in an Environmental Liability.

(d) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.7                                           Compliance with Laws and Agreements.

(a) Each Borrower and its respective Subsidiaries is in compliance in all material respects with all Applicable Law. Each Borrower and its respective Subsidiaries is in compliance with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.

(b) No Borrower or any Subsidiary is in default nor has any event or circumstance occurred that, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require a Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which any Borrower or any Subsidiary or any of their Properties is bound.

SECTION 3.8                                Investment Company Status; Other Laws. No Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or is subject to any other law restricting its ability to incur Indebtedness.

SECTION 3.9                                Taxes. Each Borrower and its respective Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all federal and other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves.

SECTION 3.10                                ERISA Compliance. Each Plan is in compliance in all material respects with all applicable requirements of ERISA, the IRC and other Applicable Law. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Each Borrower and each ERISA Affiliate has complied with the Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding requirements under the Funding Rules has been applied for or obtained. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430 of the IRC) is 60% or higher and no facts or circumstances exist that could reasonably be expected to cause the funding target attainment percentage to drop below such threshold as of the most recent valuation date.

SECTION 3.11                                Insurance. Set forth on Schedule 3.11 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Effective Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Loan Party). The properties of each Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where applicable Borrower or the applicable Subsidiary operates.

SECTION 3.12                                Margin Regulations. No Borrower or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

SECTION 3.13                                Subsidiaries; Equity Interests. No Borrower has Subsidiaries other than those specifically disclosed in Part I of Schedule 3.13, and any Subsidiaries that are permitted to have been organized or acquired after the Effective Date in accordance with Section 6.4 and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and, as of the Effective Date, are owned by a Loan Party in the amounts specified on Part I of Schedule 3.13 free and clear of all Liens (other than Liens under the Security Documents). No Borrower has equity investments in any other Person other than those specifically disclosed in Part II of Schedule 3.13 or permitted to have been acquired after the Effective Date in accordance with Section 6.4. All of the outstanding Equity Interests in each Borrower have been validly issued, are fully paid and nonassessable and are owned by the Borrowers in the amounts specified on Part III of Schedule 3.13 free and clear of all Liens. All of the outstanding Equity Interests in the Yuma Energy have been validly issued and are fully paid and nonassessable.

SECTION 3.14                                Anti-Money Laundering and Anti-Terrorism Finance Laws. To the extent applicable, each Loan Party and each Subsidiary thereof is in compliance, in all material respects, with anti-money laundering laws and anti-terrorism finance laws including the Bank Secrecy Act and the PATRIOT Act (the “Anti-Terrorism Laws”).

SECTION 3.15                                Disclosure.

(a) Each Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers or any other Loan Party or Subsidiary thereof or any of their respective authorized representatives to the Administrative Agent or the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) All of the information provided by the Borrowers to the Lender or the Administrative Agent under this Agreement is true and complete, and no Borrower is aware of any information that, if it had been disclosed to the Lender, could have altered the decision of the Lender to enter into this Agreement.

SECTION 3.16                                Security Documents.

(a)           The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the holders of Secured Obligations, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the pledged Equity Interests described in the Guarantee and Collateral Agreement, when the Administrative Agent obtains control of stock certificates representing such pledged Equity Interests, and in the case of the Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings in appropriate form are or have been filed in the appropriate offices, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filing or other action required thereunder as security for the Secured Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than pledged Equity Interests with respect to which the Administrative Agent has control, Liens permitted by Section 6.1).

(b)           Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the holders of Secured Obligations, a legal, valid and enforceable Lien on the mortgaged properties described therein and proceeds thereof, contains all remedies customarily afforded to a commercial lender in the jurisdiction in which the applicable mortgaged property is located, and when the Mortgages are or have been filed in the appropriate offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such properties and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except for Liens permitted by Section 6.1).

SECTION 3.17                                [Reserved].

SECTION 3.18                                Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.19                                Labor Matters. No Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters.

SECTION 3.20                                [Reserved].

SECTION 3.21                                [Reserved].

SECTION 3.22                                Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Applicable Laws and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically, in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (1) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time), and (2) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Applicable Laws, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). The wells drilled in respect of Oil and Gas Properties comprising proved developed producing reserves described in the most recent Reserve Report (other than wells drilled in respect of such Oil and Gas Properties comprising proved developed producing reserves that have been subsequently Disposed of in accordance with the terms of this Agreement) are capable of, and are presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and, except as set forth in Schedule 3.22, the Loan Party that owns such Oil and Gas Properties comprising proved developed producing reserves is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by any Borrower or any of its Subsidiaries, in a manner consistent with each Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 3.22 could not reasonably be expect to have a Material Adverse Effect).

SECTION 3.23                                Gas Imbalances, Prepayments. Except as set forth on Schedule 3.23 or on the most recent certificate delivered pursuant to Section 5.11(c), on a net basis there are no gas imbalances, take or pay or other prepayments (including pursuant to an Advance Payment Contract) that would require any Borrower or any Subsidiary to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

SECTION 3.24                                Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 3.24, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts each Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder that is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no agreements exist that are not cancelable by any Borrower or any Subsidiary on 60 days’ notice or less without penalty or detriment to any Borrower or any Subsidiary for the sale of production from each Borrower’s or its Subsidiaries’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date hereof (in the case of Schedule 3.24) or the date of disclosure to the Administrative Agent in writing (in the case of each other such agreement), as applicable.

SECTION 3.25                                [Reserved].

SECTION 3.26                                Location of Business and Offices.

(a) Each Borrower’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization and the location of its principal place of business and principal office is stated on Schedule 3.26(a) (or as set forth in a notice delivered pursuant to Section 9.1(c)).

(b) Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and principal office is stated on Schedule 3.26(b) (or as set forth in a notice delivered pursuant to Section 9.1(c)).

SECTION 3.27                                [Reserved].

SECTION 3.28                                Anti-Corruption Laws. No part of the proceeds of the Loans shall be used, directly or indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government- owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (i) influencing any act or decision of such Foreign Official in his official capacity, (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (b) to cause the Lender to violate the U.S. Foreign Corrupt Practices Act of 1977; or (c) to cause the Lender to violate any other anti-corruption law applicable to the Lender (all laws referred to in clause (b) and (c) being “Anti-Corruption Laws”).

SECTION 3.29                                Sanctions Laws. No Loan Party, and to the knowledge of each Borrower, no director, officer, agent employee or Affiliate or other agent of the Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following (a “Restricted Person”): (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (b) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign governmental authority; (c) a Person that is owned 50 percent or more by any Person described in Section 3.29(b); (d) any other Person with which the Lender is prohibited from dealing under any Sanctions laws applicable to the Lender; or (e) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in Section 3.29(a), (b), (c) or (d). Further, none of the proceeds from the Loans shall be used to finance or facilitate, directly or indirectly, any transaction with, investment in, or any dealing for the benefit of, any Restricted Person or any transaction, investment or dealing in which the benefit is received in a country for which such benefit is prohibited by any Sanctions laws applicable to the Lender.

ARTICLE IV

Conditions

SECTION 4.1                                Effective Date. No Loan shall be made hereunder, other than the Purchased Loans, until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

(a)             The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)             The Administrative Agent shall have received the following or waived receipt thereof, each in form and substance satisfactory to the Administrative Agent:

(i) a counterpart of the Guarantee and Collateral Agreement executed by each Loan Party, together with all certificates, instruments, transfer powers and other items required to be delivered in connection therewith;

(ii) each document (including Uniform Commercial Code financing statements) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the holders of Secured Obligations, a perfected Lien on the Collateral described therein, prior to all other Liens (subject only to Liens permitted pursuant to Section 6.1), in proper form for filing, registration or recording;

(iii) all environmental site assessment reports requested by the Administrative Agent;

(iv) certified copies of Uniform Commercial Code and other Lien search reports dated a date near to the Effective Date, listing all effective financing statements and other Lien filings that name any Loan Party (under their current names and any previous names) as debtors, together with (A) copies of such financing statements or other Lien filings and (B) such Uniform Commercial Code termination statements or amendments or other Lien terminations as the Administrative Agent may request;

(v) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions;

(vi)  evidence satisfactory to the Administrative Agent of the receipt of all consents required to effect the Transactions, including all regulatory approvals and licenses, if applicable;

(vii) evidence of the existence of insurance required to be maintained pursuant to Section 5.5, together with evidence that the Administrative Agent and each Lender has been named as a lender’s loss payee and an additional insured on all related insurance policies;

(viii) [Reserved];

(ix) a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrowing Agent, confirming compliance with the conditions set forth in Section 4.2;

(x) a solvency certificate as to each Borrower, executed by a Financial Officer of each Borrower;

(xi) with respect to the Oil and Gas Properties of any Loan Party, all documents and instruments, including Uniform Commercial Code or other applicable personal property financing statements and Mortgages or assignments, amendments or supplements to existing Mortgages, registered or recorded to create or continue, as applicable, the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by such Security Document. In connection with the execution and delivery of the Mortgages, the Administrative Agent shall be reasonably satisfied that the Mortgages create first priority, perfected Liens (subject only to Permitted Encumbrances) on all material Oil and Gas Properties of the Borrowers which were evaluated in the Initial Reserve Report;

(xii) duly executed counterparts of all Control Agreements as requested by the Administrative Agent and other Security Documents or assignments, amendments or supplements to Control Agreement and other Security Documents, executed by each applicable Loan Party; and

(xiii) duly executed counterparts of an amendment and ratification of the Hazardous Materials Indemnity and Environmental Undertaking.

(c)           The Lender shall have received payment of all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(d)           The Administrative Agent shall have received a Compliance Certificate, evidencing pro forma compliance with Section 6.1.

(e)           The Administrative Agent shall have received a certificate of each Loan Party dated the Effective Date and executed by a Financial Officer, its Secretary or Assistant Secretary, that shall (i) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (ii) identify by name and title and bear the signatures of the officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (iii) contain appropriate attachments, including the Organization Documents of each Loan Party certified by the relevant authority of the jurisdiction of organization of each Loan Party and a true and correct copy of its operating agreement, or other organizational or governing documents.

The Administrative Agent shall notify the Borrowing Agent and the Lender of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.2                                Each Credit Event. No Loan shall be made hereunder on the occasion of any Borrowing until each of the following conditions is satisfied (or waived in accordance with Section 9.2), it being understood that the making of any additional Loan shall, at all times, be subject to the Lender's sole discretion:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, no Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to such Borrowing, the total Credit Exposure shall not exceed the unused Commitments then in effect.

Each Borrowing shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in clauses (a), (b), and (c) of this Section 4.2.

ARTICLE V

Affirmative Covenants

Each Borrower covenants and agrees with the Administrative Agent, the Lender that, until the Termination Date:

SECTION 5.1                                           Financial Statements and Other Information. The Borrowing Agent shall furnish to the Administrative Agent and the Lender:

(a) Annual Financial Statements. Within 120 days after the end of each fiscal year of Yuma Energy, its audited consolidated balance sheet and related statements of operations, Shareholders’ Equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing or other independent auditor reasonably acceptable to the Administrative Agent (without any qualification or exception that relates to the limited scope of examination of matters relevant to such financial statement) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Yuma Energy and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. Within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Yuma Energy, its consolidated balance sheet and related statements of operations, Shareholders’ Equity and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Yuma Energy and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer - Compliance. Concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer of the Borrowing Agent (x) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (y) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Accounting Reports. Concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e) Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to any Borrower by independent auditors in connection with each annual or interim audit made by such auditors of the books of such Borrower.

(f) SEC and Other Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be.

(g) Certificate of Insurer - Insurance Coverage. Concurrently with any delivery of financial statements under Section 5.1(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 5.5, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or the Lender, all copies of the applicable policies.

(h)  Notice of Dispositions of Oil and Gas Properties. In the event any Borrower or any Subsidiary intends to sell, transfer, assign or otherwise Dispose of any Oil and Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 6.3(d) that will or could reasonably be expected to yield gross proceeds in excess of $1,000,000, written notice of, as applicable, such Disposition at least ten (10) Business Days prior thereto, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or the Lender.

(i) Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(j) Information Regarding Borrower and Subsidiary. Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in any Borrower’s or any Subsidiary’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Borrower’s or any Subsidiary’s chief executive office or principal place of business, (iii) in any Borrower’s or any Subsidiary’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Borrower’s or any Subsidiary’s jurisdiction of organization, and (v) in any Borrower’s or any Subsidiary’s federal taxpayer identification number.

(k) Subsidiaries, etc. If any Borrower or any Subsidiary has (subject to the requirements and limitations of this Agreement and the other Loan Documents) formed or acquired a new Subsidiary or Disposed of or dissolved a Subsidiary, or made any additional equity investment in any Person or Disposed of any equity investment in any Person, in each case, since the date of the most recently delivered schedule, a substitute (or supplement to) Schedule 3.13.

(l) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Lender may reasonably request.

SECTION 5.2                                           Notices of Material Events. The Borrowing Agent shall furnish to the Administrative Agent and the Lender written notice of the following:

(a) as soon as possible and in any event within three days after any Borrower or any other Loan Party obtains knowledge thereof, the occurrence of any Default;

(b) as soon as possible and in any event within three days after any Borrower or any other Loan Party obtains knowledge thereof, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) promptly upon any Borrower or any other Loan Party obtaining knowledge thereof, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower, any Subsidiaries or its ERISA Affiliates in an aggregate amount exceeding $1,000,000;

(d) promptly, and in any event within five Business Days after receipt thereof by the Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Loan Party or any Subsidiary thereof; and

(e) promptly upon any Borrower or any other Loan Party obtaining knowledge thereof, any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.3                                Existence; Conduct of Business; Governmental Approvals. Each Borrower shall, and shall cause each Subsidiary to, do, obtain and maintain, or cause to be done, obtained and maintained, all Governmental Approvals and other things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary or desirable in the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so satisfy the foregoing qualification requirements could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.2.

SECTION 5.4                                Payment of Obligations. Each Borrower shall, and shall cause each Subsidiary to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5                                Insurance. Each Borrower shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, not Affiliates of any Borrower, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Each Borrower shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as Lender’s loss payee with respect to each policy of property insurance and naming the Administrative Agent and the Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice shall be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy, and (iii) reasonably acceptable in all other respects to the Administrative Agent. Each Borrower shall execute and deliver to the Administrative Agent a collateral assignment, in form and substance satisfactory to the Administrative Agent, of each business interruption insurance policy maintained by each Borrower.

SECTION 5.6                                Books and Records; Inspection Rights. Each Borrower shall, and shall cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower shall, and shall cause each Subsidiary to, permit any representatives designated by the Administrative Agent or the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that when a Default exists the Administrative Agent or the Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice. All such inspections or audits by the Administrative Agent shall be at the Borrowers’ expense. Each Borrower hereby authorizes and instructs its independent accountants to discuss such Borrower’s affairs, finances and condition with the Administrative Agent and the Lender, at the Administrative Agent’s or the Lender’s request.

SECTION 5.7                                Compliance with Laws. Each Borrower shall, and shall cause each Subsidiary to, comply in all material respects with Applicable Law. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by each Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.8                                Use of Proceeds. The proceeds of the Loans shall be used only to provide working capital for general corporate purposes.

SECTION 5.9                                           Environmental Matters.

(a)           Each Borrower shall at its sole expense (including such contribution from third parties as may be available):

(i)           comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect;

(ii)           not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any Borrower’s or any Subsidiaries’ Properties or any other Property to the extent caused by any Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect;

(iii)           timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of any Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect;

(iv)           promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and

(v)           establish and implement, and shall cause each Subsidiary to establish and implement, such reasonable policies of environmental audit and compliance as may be reasonably necessary to continuously determine and assure that each Borrower’s and its Subsidiaries’ obligations under this Section 5.9 are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)           The Borrowing Agent will promptly, but in any event within five (5) Business Days thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against any Borrower or its Subsidiaries or their Properties of which such Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if such Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles, or could in any case be reasonably expected to have a Material Adverse Effect.

(c)           Each Borrower will, and will cause each Subsidiary to, provide such environmental audits, studies and tests as may be reasonably requested by the Administrative Agent and the Lenders, in connection with any future acquisitions of material Oil and Gas Properties or other material Properties.

SECTION 5.10                                Operation and Maintenance of Properties. Each Borrower, at its own expense, will, and will cause each Subsidiary to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Laws, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)  keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including all equipment, machinery and facilities, except to the extent a portion of such Property is no longer capable of producing Hydrocarbons in economically reasonable amounts; provided that the foregoing shall not prohibit any Disposition of any assets permitted by Section 6.3;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and Indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and

(e) to the extent a Borrower is not the operator of any Property, each Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 5.10.

SECTION 5.11                                Reserve Reports.

(a)           On or before March 1st of each year, commencing March 1, 2020, the Borrowing Agent shall furnish to the Administrative Agent and the Lender a Reserve Report evaluating the Oil and Gas Properties of each Borrower and its Subsidiaries as of the immediately preceding December 31st, and all other Reserve Reports shall be prepared by or under the supervision of the chief engineer of the Borrowing Agent and otherwise in a manner consistent with the preceding December 31st Reserve Report. Each Reserve Report prepared by or under the supervision of the chief engineer of the Borrowing Agent shall be certified by the chief engineer to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31st Reserve Report.

(b)           In the event of a request by the Lender, the Borrowing Agent shall furnish to the Administrative Agent and the Lender an interim Reserve Report prepared by or under the supervision of the chief engineer of the Borrowing Agent who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31st Reserve Report. For any interim Reserve Report requested by the Lender, the Borrowing Agent shall provide such Reserve Report with an “as of” date as required by the Lender as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)           With the delivery of each Reserve Report, the Borrowing Agent shall provide to the Lender a certificate from a Responsible Officer certifying that in all material respects:

(i)           the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, except that, with respect to projections, the Borrowing Agent represents only that such projections have been prepared in accordance with SEC regulations in good faith based upon assumptions believed by the Borrowing Agent to be reasonable, subject to uncertainties inherent in all projections;

(ii)           the representations and warranties contained in Section 3.5 and Section 3.16 remain true and correct as of the date of such certificate;

(iii)           except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 3.23 with respect to its Oil and Gas Properties evaluated in such Reserve Report that would require any Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(iv)           none of their Oil and Gas Properties having a fair market value in excess of $1,000,000 in the aggregate have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold (other than Hydrocarbons sold in the ordinary course of business) and in such detail as reasonably required by the Administrative Agent;

(v)           attached to the certificate shall be a list of all marketing agreements entered into subsequent to the most recently delivered Reserve Report that any Borrower could reasonably be expected to have been obligated to list on Schedule 3.24 had such agreement been in effect on the date thereof;

(vi)           attached thereto shall be a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties;

(vii)           attached thereto shall be a projection of its reasonably anticipated projection of natural gas and crude oil (which shall reflect the adjustments referred to above) for the 36-month period commencing with the end of the calendar month during which the associated Reserve Report is delivered;

(viii)           attached to the certificate shall be a list of its Oil and Gas Properties added to the immediately prior Reserve Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change; and

(ix)            attached to the certificate shall be a list of all Persons disbursing proceeds to any Borrower or to any Subsidiary, as applicable, from its Oil and Gas Properties.

The Borrowing Agent may supplement or update projections in subsection (vii) above at any time without any obligation to do so.

SECTION 5.12                                Title Information.

(a) On or before the delivery to the Administrative Agent and the Lender of each Reserve Report required by Section 5.11, and from time to time upon the reasonable request of the Administrative Agent, each Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties that were not included in the most recently delivered Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on the 90% of PV-10 of the Oil and Gas Properties evaluated by such Reserve Report and together with any Oil and Gas Properties acquired since the date of such Reserve Report.

(b)           If any Borrower has provided title information for additional Properties under Section 5.12(a), such Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (1) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 6.1 raised by such information, (2) substitute acceptable Mortgaged Properties (with no title defects or exceptions except for Permitted Encumbrances) having an equivalent value or (3) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent.

(c)           If any Borrower is unable to cure any title defect requested by the Administrative Agent or the Lender to be cured within the 60-day period or such Borrower does not comply with requirements to provide acceptable title information and together with any Oil and Gas Properties acquired since the date of such Reserve Report, such inability shall not be a Default, but instead the Administrative Agent and/or the Lender shall have the right to exercise the following remedy in its sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lender. To the extent that the Administrative Agent or the Lender are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the requirement, and the Administrative Agent may send a notice to the Borrowing Agent and the Lender that the then unused Commitments shall be reduced by an amount as determined by the Lender to cause each Borrower to be in compliance with the requirement to provide acceptable title information.

SECTION 5.13                                [Reserved].

SECTION 5.14                                Keepwell. Each Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under each Loan Document (provided, however, that each Borrower shall only be liable under this Section 5.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.14 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Borrower under this Section 5.14 shall remain in full force and effect until all Obligations have been repaid in full. Each Guarantor intends that this Section 5.14 constitute, and this Section 5.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 5.15                                Deposit Accounts. From and after the Effective Date, when requested by the Administrative Agent, each Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its respective operating, revenue, collection or other deposit accounts (other than Excluded Accounts) with a financial institution reasonably acceptable to the Administrative Agent and subject to the Administrative Agent’s control pursuant to a Control Agreement.

SECTION 5.16                                Further Assurances; Additional Collateral or Guarantors.

(a)           For each Subsidiary of Yuma Energy (whether existing on the Effective Date or newly formed or acquired after the Effective Date) that becomes a Material Subsidiary after the Effective Date, within 15 days (or such longer period as the Administrative Agent may agree) after such Subsidiary becomes a Material Subsidiary, Yuma Energy shall (i) cause such Material Subsidiary to execute and deliver a Joinder Agreement pursuant to which such Material Subsidiary becomes a party to the Guarantee and Collateral Agreement and becomes a Guarantor and grants a first-priority security interest in substantially all of its personal Property, and (ii) execute and deliver a Joinder Agreement pursuant to which Yuma Energy will grant a first- priority security interest in all of the Equity Interests in such Material Subsidiary (and will, without limitation, deliver original certificates (if any) evidencing the Equity Interests of such Subsidiary, together with undated stock powers (or the equivalent for any such Subsidiary that is not a corporation) for each certificate duly executed in blank by the registered owner thereof).

(b)           In the event that any Borrower or any other Guarantor acquires any material Property (other than any Oil and Gas Property and any Property in which a security interest is already created under the Security Documents) after the Effective Date, such Borrower shall, or shall cause such other Guarantor to, promptly (and, in any event, within 10 days (or such later date as agreed to by the Administrative Agent in its sole discretion)) execute and delivery any Security Documents reasonably required by the Administrative Agent in order to create a first-priority security interest in such Property.

(c)           In the event that any Borrower makes any loans or advances to any Subsidiary, or any Subsidiary makes any loans or advances to any Borrower or any other Subsidiary, such Borrower, shall, and shall cause each such Subsidiary, to (i) make such loans in the form of an intercompany note and (ii) collaterally assign the applicable Borrower’s or the applicable Subsidiary’s interests in such intercompany note to the Administrative Agent for the benefit of the Lenders to secure the Indebtedness as provided in the Security Documents.

(d)           In furtherance of the foregoing in this Section 5.16, each Loan Party (including any newly created or acquired Subsidiary) shall promptly (and, in any event, within 10 days (or such later date as agreed to by the Administrative Agent in its sole discretion)) execute and deliver (or otherwise provided, as applicable) to the Administrative Agent such other additional Security Documents, documents, certificates, legal opinions, title insurance policies, surveys, abstracts, appraisals, and/or environmental assessments, in each case, as may be reasonably requested by the Administrative Agent and as reasonably satisfactory to the Administrative Agent.

ARTICLE VI

Negative Covenants

Each Borrower covenants and agrees with the Administrative Agent, the Lender that, until the Termination Date:

SECTION 6.1                                Liens. Each Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens pursuant to the Loan Documents;

(b)  Permitted Encumbrances;

(c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.1; provided that (i) such Lien shall not apply to any other property or asset of any Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations of any Borrower or any Subsidiary that it secures on the date hereof;

(d) any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Borrower or any Subsidiary, and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(e) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the fixed or capital assets being acquired, constructed or improved, and (iv) such security interests shall not apply to any other property or assets of any Borrower or any Subsidiary; and

(f) Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.1 (other than Liens described in Section 6.1(b)) may at any time attach to any Oil and Gas Properties directly owned (whether in fee or by leasehold) by any Borrower or any Subsidiary and evaluated in the most recently delivered Reserve Report.

SECTION 6.2                                Fundamental Changes. Each Borrower shall not, and shall not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or purchase or otherwise acquire all or substantially all of the assets or any Equity Interests of any class of, or any partnership or joint venture interest in, any other Person, or permit any Subsidiary to issue any Equity Interests, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into a Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Wholly-Owned Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to, or issue Equity Interests to, a Borrower or to a Wholly-Owned Subsidiary, (iv) any Subsidiary may liquidate or dissolve if the Borrowing Agent determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lender, (v) any Borrower or any Subsidiary may make any Investment permitted by Section 6.4, and (vi) any Borrower or any Subsidiary may make any Disposition permitted by Section 6.3; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.4.

SECTION 6.3                                Disposition of Properties. Each Borrower shall not, and shall not permit any Subsidiary to, Dispose of any of its property, whether now owned or hereafter acquired, or in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Equity Interests to any Person, except for:

(a) the sale of Hydrocarbons in the ordinary course of business;

(b) farmouts of undeveloped acreage, zones or depths with respect to which no proved reserves are attributable and assignments in connection with such farmouts;

(c) the sale or transfer of obsolete or worn out equipment of such Borrower or such Subsidiary or equipment that is replaced by equipment of at least comparable value and use;

(d) if no Default exists either before or after giving effect to such Disposition, the Disposition of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that:

(i) at least 85% of the consideration received in respect of such Disposition shall be cash or Cash Equivalent Investments;

(ii) any non-cash consideration received (to the extent constituting an Investment) is permitted by Section 6.4;

(iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary that is the subject of such Disposition (as reasonably determined by the board of directors of the Borrowing Agent and, if requested by the Administrative Agent, the Borrowing Agent shall deliver a certificate of a Responsible Officer of the Borrowing Agent certifying to that effect); and

(iv) if any such Disposition is of a Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Subsidiary.

(e) Dispositions among the Borrowers and their Wholly-Owned Subsidiary Guarantors; provided that both before and after giving effect to such transfer or disposition, if no Default exists or would exist;

(f) if no Default exists either before or after giving effect to such Disposition, sales and other Dispositions of Properties (other than Hydrocarbon Interests and Equity Interests) to one or more Persons other than a Loan Party or any Subsidiary thereof not regulated by this Section 6.3 having a fair market value not to exceed, in the aggregate, $1,000,000 during any 6- month period;

(g) Dispositions of Oil and Gas Properties to one or more Persons other than a Loan Party or any Subsidiary thereof that are not then classified as “proved”, provided that no Default exists or would result therefrom;

(h) the sale or issuance of any Subsidiary’s Equity Interests to any Borrower or any Wholly-Owned Subsidiary Guarantor;

(i) from a non-Guarantor Subsidiary to a Loan Party;

(j) sales of Cash Equivalent Investments in the ordinary course of business and for fair market value;

(k) the Disposition of other property not described in clauses (a) through (j) above for not less than fair market value as long as (i) at least 75% of the consideration therefor consists of cash and Cash Equivalent Investments, (ii) the aggregate fair market value of such property so disposed of does not exceed $1,000,000, and (iii) no Default exists or would result therefrom; provided, that neither any Borrower nor any Subsidiary Guarantor shall make Dispositions, the proceeds of which are reinvested in Subsidiaries that are not Guarantors, with respect to property having an aggregate fair market value in excess of $500,000;

provided, however, than any Disposition pursuant to this Section 6.3 (other than clauses (c) and (e)) shall be for fair market value.

SECTION 6.4                                Investments, Loans, Advances and Guarantees. Each Borrower shall not, and shall not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Investment, except:

(a) cash and Cash Equivalent Investments;

(b) Investments by the Borrowers and the Guarantors existing on the date hereof in the Equity Interests of its Subsidiaries;

(c) Investments (i) by any Borrower or any Guarantor in any Guarantor or by any Guarantor in any Borrower, (ii) by any Subsidiary that is not a Guarantor in any Borrower or any other Subsidiary (provided that loans by a Subsidiary that is not a Guarantor to the Borrowing or a Guarantor shall be subordinated in right of payment to the Obligations), and (iii) by any Borrower or any Guarantor in any existing Subsidiary (or in any newly-formed Subsidiary or any Person that as a result of such transaction shall become a Subsidiary) that is not a Guarantor, valued at the fair market value (determined by the Borrowing Agent in good faith) of such Investment at the time each such Investment is made in an aggregate amount pursuant to this Section 6.4(c)(iii) not to exceed $1,000,000; provided, however, that any Investment by any Borrower or any Subsidiary constituting a Guarantee shall be permitted only to the extent permitted by Section 6.4(d);

(d) advances to officers, directors and employees of a Borrower and its Subsidiaries in an aggregate amount not to exceed $100,000, at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(e) [Reserved];

(f)  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g) non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the Disposition of property permitted by this Agreement, provided that any Oil and Gas Properties received as non-cash consideration shall comply with Section 6.3(d); and any Equity Interests received as non-cash consideration shall comply with Section 6.8 and the provision to this Section 6.4; and

(h) Investments listed on Schedule 6.4 as of the Effective Date;

provided (i) that any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) Investment in a Borrower through redemptions, purchases, acquisitions or other retirements of Equity Interests in such Borrower shall only be permitted to the extent constituting a Restricted Payment permitted by Section 6.6.

SECTION 6.5                                Marketing Activities. Each Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Oil and Gas Properties comprising proved reserves during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Oil and Gas Properties comprising proved reserves of third parties during the period of such contract associated with the Oil and Gas Properties of any Borrower and its Subsidiaries that such Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business, and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) that have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

SECTION 6.6                                Restricted Payments. Each Borrower shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) each Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of Equity Interests (other than Disqualified Equity Interests), (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (c) the Yuma Energy may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Yuma Energy and its Subsidiaries in an aggregate amount not exceeding $500,000 per calendar year.

SECTION 6.7                                Transactions with Affiliates. Each Borrower shall not, and shall not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and its Wholly-Owned Subsidiaries not involving any other Affiliate, and (c) any Restricted Payment permitted by Section 6.6.

SECTION 6.8                                           Changes in Nature of Business; Nature of Business; International Operations. Neither any Borrower nor any Subsidiary will allow any material change to be made in the character of its business as an independent oil and gas exploration and production company doing business within the geographical boundaries of the United States (including the offshore area adjacent thereto). From and after the date hereof, the Borrower and its Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or businesses not located within the geographical boundaries of the United States or in the offshore area adjacent thereto. Notwithstanding anything herein to the contrary, in no event shall any Borrower or any Subsidiary, create, acquire or own any interest in (i) any Subsidiary organized under the laws of any jurisdiction other than jurisdictions within the United States, (ii) any foreign joint venture or (iii) any Subsidiary other than a Wholly-Owned Subsidiary.

SECTION 6.9                                           Restrictive Agreements. Each Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property, (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary or transfer any of its properties to the Loan Party or (c) the ability of the Loan Party to amend or otherwise modify this Agreement or any other Loan Document; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by the Loan Documents, (iii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.9 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.10                                Restriction of Amendments to Certain Documents. Each Borrower shall not, and shall not permit any Subsidiary to, amend or otherwise modify, or waive any rights under, its Organization Documents if any such amendment, modification or waiver could reasonably be expected to be adverse to the interests of the Administrative Agent, or the Lender.

SECTION 6.11                                Limitation on Leases. Neither any Borrower nor any Subsidiary will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements that would cause the aggregate amount of all payments made by the Borrowers and the Subsidiaries pursuant to all such leases or lease agreements, including any residual payments at the end of any lease, to exceed $1,000,000 in any period of twelve consecutive calendar months during the life of such leases.

SECTION 6.12                                Gas Imbalances, Take-or-Pay or Other Prepayments. Each Borrower will not, and will not permit any Subsidiary to, allow gas imbalances, take-or-pay or other prepayments (including pursuant to an Advance Payment Contract) with respect to the Oil and Gas Properties of any Borrower or any Subsidiary that would require such Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

SECTION 6.13                                Additional Deposit Accounts. From and after the Effective Date, each Borrower shall not, and shall not permit any of its Subsidiaries to, open, establish or maintain any operating, revenue, collection or other deposit accounts (other than Excluded Accounts) with any depositary bank other than those depositary banks with whom such Borrower or such Subsidiary maintains its deposit accounts on and as of the Effective Date unless (a) the Administrative Agent shall have consented in writing to the opening or establishment of a new deposit account and (b) when requested by the Administrative Agent, such new deposit account shall be, concurrently with its opening or establishment, subject to the Administrative Agent’s control pursuant to a Control Agreement.

ARTICLE VII

Events of Default

SECTION 7.1                                           Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.1(a)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any other Loan Party in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(a), 5.3 (with respect to the existence of the Loan Party), 5.8, 5.10 or in Article VI;

(e) any Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section 7.1), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (x) notice thereof from the Administrative Agent to the Borrowing Agent (which notice will be given at the request of the Lender) and (y) the date a Responsible Officer of any Borrower or such other Loan Party had actual knowledge of such failure;

(f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, or require cash collateral in respect thereof, prior to its scheduled maturity or (in the case of any Material Indebtedness constituting a Guarantee) to become payable or require cash collateral in respect thereof; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such voluntary sale or transfer is permitted under this Agreement;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.1(h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower, its Subsidiaries or its ERISA Affiliates in an aggregate amount exceeding $1,000,000;

(m) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, shall cease to be in full force and effect; or any Loan Party or any other Person shall contest in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any provision of any Loan Document; or any Lien securing any Obligation shall, in whole or in part, fail to be a perfected Lien having first priority (subject only to such other Liens permitted to have priority over it pursuant to the Loan Documents);

(n) a Change in Control shall occur; or

(o) the failure of all of the Restructuring Transactions (as defined in the Restructuring Agreement), including the Note Exchange and the COD Amendment (each as defined in the Restructuring Agreement), to be consummated and made effective on or before September 30, 2020 unless such transactions have been waived in accordance with the Restructuring Agreement;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section 7.1), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Lender shall, by notice to the Borrowing Agent, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments (if not theretofore terminated) shall terminate immediately, (ii) foreclose on the Collateral and (iii) accelerate and declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Section 7.1, the Commitments (if not theretofore terminated) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of each Borrower and the other Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower. In addition, the Administrative Agent may also exercise on behalf of itself and the Lender all other rights and remedies available to it and the Lender under the Loan Documents or applicable law.

SECTION 7.2                                Application of Proceeds. After the exercise of remedies provided for in Section 7.1 (or after the Commitments have automatically terminated and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of each Borrower accrued hereunder, have automatically become due and payable under Section 7.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

 FIRST, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent incident to the enforcement of any Loan Document and amounts payable under Section 2.8) payable to the Administrative Agent (or to the trustee under any Mortgages) in its capacity as such;

SECOND, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lender (including fees, charges and disbursements of counsel to the Lender;

THIRD, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations;

FOURTH, the unpaid principal of the Loans;

FIFTH, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or other Loan Party entitled thereto or as otherwise required by Applicable Law.

ARTICLE VIII

The Administrative Agent

SECTION 8.1                                Appointment and Authority. The Lender hereby irrevocably affirms its appointment of YE to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lender, and neither any Borrower nor any other Loan Party shall have any rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.2                                Rights as the Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as the Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lender.

SECTION 8.3                                Exculpatory Provisions.

(a)           The Administrative Agent, solely in its capacity as Administrative Agent, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Lender (or such other number or percentage of the Lender as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to the Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrowing Agent, or the Lender.

(c)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, the performance or observance of any covenant, agreement or other term or condition set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.4                                Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.5                                [Reserved].

SECTION 8.6                                Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lender and the Borrowers. Upon receipt of any such notice of resignation, the Lender shall have the right, in consultation with the Borrowing Agent, to appoint a successor. If no such successor shall have been so appointed by the Lender and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Lender) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) [Reserved].

(c) With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lender under the Loan Document, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to Lender directly, until such time, if any, as the Lender appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowing Agent and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.7                                Non-Reliance on Administrative Agent. Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Lender represents that it has, independently and without reliance upon the Administrative Agent or its Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning any Borrower and its respective Affiliates) as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any of its Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.8                                [Reserved].

SECTION 8.9                                Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Lender from exercising the rights and remedies that inure to its benefit hereunder and under the other Loan Documents, (c) the Lender from enforcing its right to payment when due of the principal of and interest on its Loans, fees and other amounts owing to the Lender under the Loan Documents, (d) the Lender from exercising setoff rights in accordance with Section 9.8 or (e) the Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Lender shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Article VIII and (ii) in addition to the matters set forth in clauses (b), (c) , (d) and (e) of the preceding proviso, the Lender may enforce any rights and remedies available to it.

SECTION 8.10                                Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Loan Party, the Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowing Agent) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender and the Administrative Agent under Section 9.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.3.

SECTION 8.11                                Collateral and Guaranty Matters. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lender for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.12                                [Reserved].

SECTION 8.13                                Credit Bidding. The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, at the direction of the Lender, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Legal Requirements.

ARTICLE IX

Miscellaneous

SECTION 9.1                                           Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or (if arrangements for doing so have been approved by the Administrative Agent) electronic communication as follows:

(i) if to the Borrowing Agent, on behalf of any Borrower, to it at 1177 West Loop South, Suite 1825, Houston, Texas 77027, Attention of Anthony C. Schnur (Telecopy No. 713-968-7016; Telephone No. 713-768-7068; E-mail: tschnur@yumacompanies.com; or

(ii) if to the Administrative Agent or the Lender, to YE Investment LLC at 10250 Constellation Blvd, Suite 2300, Los Angeles, California 90067, Attention of Willem Mesdag (Telecopy No. 310-432-0200; Telephone 310-432-0201, E-mail: wmesdag@redmtncap.com).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopy shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b)  Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrowing Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.2                                Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent or the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)  No Loan Document nor any provision thereof may be waived, amended or modified except, by an agreement in writing entered into with the consent of the Lender.

(c) Notwithstanding anything to the contrary contained in any Loan Document, the Administrative Agent and the Borrowers may amend, modify or supplement the Loan Document without the consent of the Lender in order to (i) correct, amend, cure or resolve any ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein that is not adverse to the Lender, (ii) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lender, (iii) make administrative or operational changes not adverse to the Lender or (iv) adhere to any local Governmental Requirement or advice of local counsel.

SECTION 9.3                                           Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. The Borrowing Agent, on behalf of each Borrower, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent, or the Lender (including the fees, charges and disbursements of any counsel or any financial advisor for the Administrative Agent or the Lender), incurred during any workout, restructuring or negotiations in respect thereof, or in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.3 or (B) in connection with the Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, whether before or after the occurrence of an Event of Default.

(b)           Indemnification by each Borrower. Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Lender, and each Related Party of each of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel or any financial advisor for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and disbursements for counsel, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any Subsidiary, or any Environmental Liability related in any way to any Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; and such indemnity shall extend to each Indemnitee notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including all types of negligent conduct identified in the Restatement (Second) of Torts of one or more of the Indemnitees or by reason of strict liability imposed without fault on any one or more of the Indemnitees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c)           Reimbursement by Lender. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 9.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Lender or any Related Party of any of the foregoing, the Lender agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such unpaid amount (including any such unpaid amount in respect of a claim asserted by the Lender).

(d)           Waiver of Consequential Damages, etc. To the fullest extent permitted by Applicable Law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for indirect, special, punitive, consequential or exemplary damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, the Loan, or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments. All amounts due under this Section 9.3 shall be payable not later three (3) Business Days after demand therefor.

(f)           Survival. Each party’s obligations under this Section 9.3 shall survive the termination of the Loan Documents and payment of the other Obligations.

SECTION 9.4                                           Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 9.4, or (ii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section 9.4 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. The Lender (“Assigning Lender”) may at any time assign to one or more assignees (“New Lender”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it).

From and after the effective date specified by Lender, the assignee thereunder shall be a party to this Agreement and shall have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned, be released from its obligations under this Agreement but shall continue to be entitled to the benefits of Section 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c) [Reserved].

(d) [Reserved].

(e) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(f) [Reserved].

SECTION 9.5                                Survival. All covenants, agreements, representations and warranties made by each Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.8 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, or the termination of this Agreement or any provision hereof.

SECTION 9.6                                           Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.7                                Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.8                                           Right of Setoff.

(a) If an Event of Default shall have occurred and be continuing, the Lender and its Affiliates are hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Lender, the Lender or any such Affiliate, to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent. The rights of the Lender and its Affiliates under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrowing Agent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) [Reserved].

SECTION 9.9                                           Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Jurisdiction. Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, or the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower, any other Loan Party or their properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 9.10                                Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11                                Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12                                Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(a)           to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(b)           to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners);

(c)           to the extent required by Applicable Law or by any subpoena or similar legal process;

(d)           to any other Party hereto;

(e)           in connection with the exercise of any remedy hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

(f)           subject to an agreement containing provisions substantially the same as those of this Section 9.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement;

(g)           on a confidential basis to the Lender’s or the Administrative Agent’s, the Lender’s or such other Agent’s attorneys, advisors, financial or business consultants, accountants, independent auditors, trustees or Affiliates, in each case who need to know such information in connection with the administration of the Loan Documents;

(h)           with the consent of the Borrowing Agent;

(i)           to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y) becomes available to the Administrative Agent, the Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower or any Subsidiary or

(j)           to any Person with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any transaction under which payments are to be made or may be made by reference to, one or more Loan Documents and/or one or more Loan Parties and to any of that Person’s Affiliates, related funds, representatives and professional advisers. In addition, the Administrative Agent and the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For purposes of this Article, “Information” means all information received from any Borrower or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Lender on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary; provided that, in the case of information received from any Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13                                Interest Rate Limitation Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

SECTION 9.14                                [Reserved].

SECTION 9.15                                Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

SECTION 9.16                                [Reserved].

SECTION 9.17                                Final Agreement of the Parties. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THIS AGREEMENT AMENDS AND RESTATES IN ITS ENTIRETY THE EXISTING AGREEMENTS.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

ARTICLE X

Borrowing Agency

SECTION 10.1                                Borrowing Agency Provisions. Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) sign and endorse notes, (iii) make elections regarding interest rates, and (iv) otherwise take action under and in connection with this Agreement and the Loan Documents, all on behalf of and in the name of such Borrower or Borrowers, and hereby authorizes the Administrative Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

SECTION 10.2                                Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim that such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including any property that is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

YUMA ENERGY, INC.

Date: December 2, 2019	By:	/s/ Anthony C. Schnur
Anthony C. Schnur
Interim Chief Executive Officer, Interim Chief Financial Officer and Chief Restructuring Officer

YUMA EXPLORATION AND PRODUCTION COMPANY, INC.

Date: December 2, 2019	By:	/s/ Anthony C. Schnur
Anthony C. Schnur
Interim Chief Executive Officer, Interim Chief Financial Officer and Chief Restructuring Officer

PYRAMID OIL LLC

Date: December 2, 2019	By:	/s/ Anthony C. Schnur
Anthony C. Schnur
Interim Chief Executive Officer, Interim Chief Financial Officer and Chief Restructuring Officer

DAVIS PETROLEUM CORP.

Date: December 2, 2019	By:	/s/ Anthony C. Schnur
Anthony C. Schnur
Interim Chief Executive Officer, Interim Chief Financial Officer and Chief Restructuring Officer

ADMINISTRATIVE AGENT AND LENDER

YE INVESTMENT LLC By: Red Mountain Capital Partners, LLC, its Managing Member

Date: December 2, 2019	By:	/s/ Willem Mesdag
Willem Mesdag
Managing Partner